AMENDED AND RESTATED
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDED AND RESTATED TRANSFER AGENT SERVICING AGREEMENT (this “Agreement”) is made and entered into as of this 29th day of June, 2018, by and between TRIMTABS ETF TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“Fund Services”).

WHEREAS, the parties hereto entered into that certain Transfer Agent Servicing Agreement dated September 27, 2016 (the “Prior Agreement”) and desire to amend and restated the Prior Agreement in its entirety as set forth herein;

WHEREAS, the Trust intends to issue in respect of its series (each an “ETF Series”) an exchange-traded class of shares known as “Shares” for each ETF Series. The Shares will generally be created and redeemed in bundles called “Creation Units.” The Trust, on behalf of the ETF Series, shall create and redeem Shares of each ETF Series only in Creation Units principally in kind for portfolio securities of the particular ETF Series (“Deposit Securities”) or cash, as more fully described in the current prospectus and statement of additional information of the Trust, included in its registration statement on Form N-1A; and as authorized under the Order of Exemption granted by the Securities and Exchange Commission. Only brokers or dealers that are “Authorized Participants” and that have entered into an Authorized Participant Agreement with Quasar Distributors, LLC, the Funds’ distributor (the “Distributor”), acting on behalf of the Trust, shall be authorized to create and redeem Shares in Creation Units from the Trust. The Trust wishes to engage Fund Services to perform certain services on behalf of the Trust with respect to the creation and redemption of Shares, as the Trust’s agent, namely to provide transfer agent services for Shares of each ETF Series and to act as index receipt agent (as such term is defined in the rules of the National Securities Clearing Corporation (“NSCC”)) with respect to the settlement of trade orders with Authorized Participants. The Trust has engaged U.S. Bank National Association (the “Custodian”), to provide custody services under the terms of a Custody Agreement, as supplemented hereby, for the settlement of Creation Units against Deposit Securities and/or cash that shall be delivered by Authorized Participants in exchange for Shares and the redemption of Shares in Creation Unit size against the delivery of Redemption Securities and/or cash of each ETF Series;

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust will ordinarily issue for purchase and redeem Shares only in aggregations of Shares known as Creation Units (typically 50,000 Shares) principally in kind or in cash;

WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee Cede & Company, will be the registered owner (the “Shareholder”) of all Shares; and

WHEREAS, the Trust desires to retain Fund Services as its transfer agent, dividend disbursing agent, index receipt agent, and agent in connection with certain other activities to each ETF Series listed on Exhibit A attached hereto (as may be amended from time to time) (the ETF Series listed in Exhibit A, together with all other ETF Series subsequently established by the Trust and made subject to this Agreement, are herein referred to as a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.Appointment of Fund Services as Transfer Agent, Dividend Disbursing Agent, and Index Receipt Agent

The Trust hereby appoints Fund Services as transfer agent, dividend disbursing agent, and index receipt agent of the Trust on the terms and conditions set forth in this Agreement, and Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of Fund Services shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Fund Services hereunder.

2.     Services and Duties of Fund Services

Fund Services shall provide the following transfer agent and dividend disbursing agent services to each Fund:

(a)    Perform and facilitate the performance of purchases and redemption of Creation Units, including by accepting or entering into certain Authorized Participant Agreements between the Distributor and Authorized Participants;

(b)    Prepare and transmit by means of DTC’s book-entry system payments for dividends and distributions on or with respect to the Shares declared by the Trust on behalf of the applicable Fund;

(c)    On behalf of the Funds, Fund Services shall issue such Shares of the Funds in Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of the Shares shall be shown on the records of DTC and DTC participants and not on any records maintained by Fund Services. In issuing the Shares through DTC to an Authorized Participant, Fund Services shall rely upon the latest instructions that are received from the Distributor concerning the issuance and delivery of such Shares in Creation Units for settlement;

(d)    Fund Services shall not issue on behalf of the Funds any of the Shares where it has received an instruction from the Trust or the Distributor or written notification from any federal or state authority that the sale of the Shares should be rejected, and Fund Services shall be entitled to rely upon such instructions or written notification;

(e)    The Shares may be redeemed in one or more Creation Units in accordance with the procedures set forth in the applicable Authorized Participant Agreement, and Fund Services shall duly process all such redemption requests;

(f)    Fund Services will act only upon instruction from the Trust in addressing any failure in the delivery of cash, treasuries and/or Shares in connection with the issuance and redemption of the Shares;

(g)    Record the issuance of Shares and maintain a record of the total number of Shares which are outstanding, and, based upon data provided to it by the Trust, the total number of authorized Shares;

(h)    Prepare and transmit to the Trust and the Trust’s administrator and to any applicable securities exchange (as specified to Fund Services by the Trust) information with respect to purchases and redemptions of Shares;

(i)    On days that the Trust may accept orders for purchases or redemptions, calculate and transmit to Fund Services and the Trust the number of outstanding Shares;

(j)    On days that the Trust may accept orders for purchases or redemptions (pursuant to the Participant Agreement), transmit to Fund Services, the Trust and DTC the amount of Shares purchased and redeemed on such day.

(k)    Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request;

(l)    Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;

(m)    Extend voting rights to DTC participants and the beneficial owners of Shares in accordance with policies and procedures of DTC for book-entry only securities;

(n)    Maintain such books and records of the Trust as are typically maintained by transfer agents of ETF Series and as specified by the Trust and agreed upon by Fund Services;

(o)    Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such business day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed;

(p)    Receive from the Distributor purchase orders from Authorized Participants (as defined in the Authorized Participant Agreement) for Creation Units of Shares received in good form and accepted by or on behalf of the Trust by the Distributor, transmit appropriate trade instructions to the NSCC, if applicable, and pursuant to such orders issue the appropriate number of Shares of the Trust and hold such Shares in the account of the Shareholder for each of the respective Funds;

(q)    Pursuant to such redemption orders as Fund Services, as the Transfer Agent, shall receive from the Distributor, and pursuant to the procedures set forth in the applicable Authorized Participant Agreement, transfer appropriate trade instructions to the Custodian to redeem the appropriate number of Shares in one or more Creation Units that are delivered to the designated DTC participant account of the Custodian for redemption and debit such Shares from the account of the Authorized Participant on the register of the Funds; and

(r)    Confirm the name, U.S. taxpayer identification number and principal place of business of each Authorized Participant.

In addition to the services set forth above, Fund Services shall: perform the customary services of a transfer agent, index receipt agent, and dividend disbursing agent including, but not limited to, maintaining the account of the Shareholder; and obtaining at the request of the Trust from the Shareholder a list of DTC participants holding interests in the Global Certificate. Fund Services shall keep records relating to the services to be performed hereunder, in the form and manner required by applicable laws, rules, and regulations under the 1940 Act and to the extent required by Section 31 of the 1940 Act and the rules thereunder (the “Rules”), all such books and records shall be the property of the Trust, will be preserved, maintained and made available in accordance with such Section and Rules, and will be made available for inspection or surrendered promptly to the Trust on and in accordance with its request.

3.    Lost Shareholder Due Diligence Searches and Servicing

The Trust hereby acknowledges that Fund Services has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended. Costs associated with such searches will be passed through to the Trust as miscellaneous expenses in accordance with the fee schedule set forth on Exhibit B attached hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state. The Trust hereby acknowledges that Fund Services is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements. Furthermore, the Trust hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.

4.    Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

The Trust acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by Fund Services describing various tools used by Fund Services which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Trust and Fund Services have each determined that the Procedures, as part of the Trust’s overall Anti-Money Laundering Program and Red Flag Identity Theft Prevention Program, are reasonably designed to: (i) prevent each Fund from being used for money laundering or the financing of terrorist activities; (ii) prevent identity theft; and (iii) achieve compliance with the applicable provisions of the Bank Secrecy Act, Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.

Based on this determination, the Trust hereby instructs and directs Fund Services to implement the Procedures on the Trust’s behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering and identity theft responsibilities. Fund Services will provide prompt written notice upon making any material amendments or changes to the Procedures.

Fund Services agrees to provide to the Trust (to the extent it is permitted by law and able to do so):
(a)    Prompt written notification of any transaction or combination of transactions that Fund Services believes, based on the Procedures, evidence money laundering, activity that may warrant a suspicious activity report, or identity theft activities in connection with the Trust or any Fund shareholder;

(b)    Prompt written notification of any customer(s) that Fund Services reasonably believes, based upon the Procedures, to be engaged in money laundering, activity that may warrant a suspicious activity report, or identity theft activities, provided that the Trust agrees not to communicate this information to the customer;

(c)    Any reports received by Fund Services from any government agency or applicable industry self-regulatory organization pertaining to Fund Services’ Anti-Money Laundering Program or the Red Flag Identity Theft Prevention Program on behalf of the Trust;

(d)    Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c) immediately above;

(e)    Certified annual and quarterly reports of its monitoring and customer identification activities pursuant to the Procedures on behalf of the Trust; and

(f)    Copies of any Bank Secrecy Act report or records Fund Services files or maintains on behalf of the Trust.

The Trust hereby directs, and Fund Services acknowledges, that Fund Services shall (i) permit federal regulators access to such information and records maintained by Fund Services and relating to Fund Services’ implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect Fund Services’ implementation of the Procedures on behalf of the Trust.

5.    Compensation

Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B attached hereto (as amended from time to time by written consent of the parties to this Agreement). Fund Services shall also be reimbursed for such miscellaneous expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by Fund Services in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within thirty (30) calendar days following receipt of the monthly billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify Fund Services in writing within thirty (30) calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid, if any. Notwithstanding anything to the contrary, amounts owed by the Trust to Fund Services shall only be paid out of the assets and property of the particular Fund involved.

6.    Representations and Warranties

(a)    The Trust hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)    It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)    This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)    It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted;

(iv)    There is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(v)    A registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares.

(b)    Fund Services hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)    It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)    This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)    It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(iv)    It is a registered transfer agent under the Exchange Act and an index receipt agent within the meaning ascribed by NSCC.

7.    Standard of Care; Indemnification; Limitation of Liability

(a)    Fund Services shall at all times act in good faith and exercise reasonable care in the performance of its duties under this Agreement. Fund Services shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond Fund Services’ control, except a loss arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.

(b)    The Trust shall indemnify and hold harmless Fund Services from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and costs) that Fund Services may sustain or incur or that may be asserted against Fund Services by any person arising out of or related to any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to Fund Services by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust (the “Board of Trustees”), provided that Fund Services shall not be indemnified nor held harmless from and against any such claims, demands, losses, expenses, and liabilities arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund Services” shall include Fund Services’ directors, officers and employees.

(c)    Fund Services shall indemnify and hold harmless the Trust from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and costs) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of or related to any action taken or omitted to be taken by Fund Services as a result of Fund Services’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Fund Services, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.

(d)    Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

(e)    In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. Fund Services shall as promptly as possible under the circumstances notify the Trust in the event of any service interruption that materially impacts Fund Services’ services under this Agreement. Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services as soon as practicable. Fund Services agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect Fund Services’ premises and operating capabilities, and the books and records maintained on behalf of the Trust, at any time during regular business hours of Fund Services, upon reasonable notice to Fund Services. Moreover, Fund Services shall provide the Trust, at such times as the Trust may reasonably require, among other things, summaries of reports rendered by independent accountants on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement, which at a minimum allow the Funds’ CCO to fulfill their Rule 38a-1 obligations (e.g., BCPs, SPOs, and control review reports or summaries are typically provided).

(f)    Notwithstanding the above, Fund Services reserves the right to reprocess and correct administrative errors at its own expense. Fund Services shall promptly notify the Trust upon discovery of any material administrative error, and shall consult with the Trust about the actions it intends to take to correct the error prior to taking such actions. A “material administrative error” means any error which the Trust’s management, including its Chief Compliance Officer, would reasonably need to know to oversee Trust compliance, which involves, without limitation: (i) a violation of the federal securities laws by Fund Services, its officers, directors and employees, or a violation of the federal securities laws by Fund Services’ agents of which Fund Services is aware; (ii) a violation of the Trust’s or Fund Services’ policies and procedures in connection with Fund Services’ services to the Trust; or (iii) a weakness in the design or implementation of Fund Services’ policies and procedures in connection with Fund Services’ services to the Trust.

(g)    In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent, which consent shall not be unreasonably withheld.

(h)    The indemnity and defense provisions set forth in this Section 7 shall indefinitely survive the termination and/or assignment of this Agreement.

(i)    If Fund Services is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity.

8.    Data Necessary to Perform Services

The Trust or its agent shall furnish to Fund Services the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

9.    Proprietary and Confidential Information

Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval, if necessary, under Regulation S-P from Fund shareholders and/or in writing by the Trust, which approval by the Trust shall not be unreasonably withheld and may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities with jurisdiction over the Trust, provided that Fund Services will, to the extent permitted by law, provide the Trust with prior notice of such disclosure , or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of Fund Services or any of its employees, agents or representatives, and information that was already in the possession of Fund Services prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, Fund Services will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, Fund Services shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders, including to the extent required by applicable law, rule and regulation and shall maintain a program to assess such safeguards and implement appropriate changes in light of increasing threats to information and cybersecurity.

10.    Records

Fund Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Fund Services agrees that all such records prepared or maintained by Fund Services relating to the services to be performed by Fund Services hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly made available for inspection or surrendered to the Trust or its designee on and in accordance with its request.

11.    Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Funds, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001, and the policies and limitations of a Fund relating to its portfolio investments as set forth in its Prospectus and SAI. Fund Services’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustees’ oversight responsibility with respect thereto. However, Fund Services retains primary responsibility for all compliance matters relating to the services that it has contractually agreed to provide to the Funds and the foregoing shall not affect Fund Services’ responsibilities for compliance and related matters delegated to Fund Services by the Trust as expressly provided in this Agreement, including, but not limited to, Section 2 herein.

12.    Term of Agreement; Amendment

(a)    The Prior Agreement became effective as of September 27, 2016 (the “Effective Date”) and will continue in effect for a period of three (3) years (the “Initial Term”). This Agreement does not affect such Initial Term. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Subsequent to the end of the Initial Term, this Agreement continues until one party gives ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.

(b)    Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within fifteen (15) days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Trust, and authorized or approved by the Board of Trustees.

(c)    The Trust may terminate this Agreement with thirty (30) days prior written notice to Fund Services without penalty in the event that a regulatory body with jurisdiction over the Trust, including a self-regulatory body (i.e. FINRA, SEC) determines that the services provided under the Agreement do not comply with the laws, rules, regulations, findings or guidelines of such regulatory or self-regulatory body (“Regulatory Issue”) and Fund Services determines that it cannot make modifications or enhancements to the applicable services within a commercially reasonable period to resolve any such Regulatory Issue. The Trust may provide Fund Services with all written documentation from any such regulatory or self-regulatory body related to any such determination along with the termination notice. If the Trust terminates this Agreement based on a Regulatory Issue, notwithstanding anything to the contrary in the Agreement, the Trust will not be responsible for any payments under Section 13 of this Agreement.

(d)    Either party may terminate this Agreement immediately upon written notice to the other party following the occurrence of any of the following (in which case the Trust shall not be obligated to pay an early termination fee under Section 13 of this Agreement): (i) the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure; or (ii) the relevant federal or state authority withdrawing its authorization of either party.

13.    Early Termination

Except in the case of a termination by the Trust for Fund Services’ material breach of this Agreement (Section 12(B)), or termination because of a Regulatory Issue (Section 12(C)), or the Trust’s termination pursuant to Section 12(D), should the Trust elect to terminate this Agreement prior to the end of the Initial Term, the Trust agrees to pay the following fees:

a.the minimum monthly fee multiplied by the number of months remaining during the period between the specified termination date and the third anniversary of the Effective Date. The minimum monthly fee will be prorated for any period less than one month;

b.all fees associated with converting services to a successor service provider;

c.all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider; and

d.all reasonable and documented miscellaneous costs associated with a-c above.

No payment will be required pursuant to this Section in the event of any transaction consisting of (a) the liquidation or dissolution of a Fund or the Trust and distribution of the Fund’s or Trust’s assets, (b) a merger of a Fund or the Trust into, or the consolidation of a Fund or the Trust with, another organization or series, or (c) the sale by a Fund or the Trust of all or substantially all of its assets to another organization or series and, in the case of a transaction referred to in the foregoing clause (b) or (c) Fund Services is retained to continue providing services to the Fund or the Trust (or its respective successor) on substantially the same terms as this Agreement.

14.    Duties in the Event of Termination

In the event that, in connection with the termination of this Agreement, a successor to any of Fund Services’ duties or responsibilities hereunder is designated by the Trust by written notice to Fund Services, Fund Services will promptly, upon such termination and, except in the case of a material breach by Fund Services, in which case all expenses shall be borne by the Fund Services, at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Fund Services under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which Fund Services has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Fund Services’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

15.    Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Fund Services, or by Fund Services without the written consent of the Trust accompanied by the authorization or approval of the Board of Trustees.

16.    Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

17.    No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

18.    Services Not Exclusive

Nothing in this Agreement shall limit or restrict Fund Services from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.    Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.    Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to Fund Services shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
Attn: President

and notice to the Trust shall be sent to:

TrimTabs ETF Trust
1345 Avenue of the Americas, 2nd Floor
New York, NY 10105
Attn: Chief Compliance Officer

21.    Trust Limitations

This Agreement is executed by the Trust with respect to each Fund and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Trust individually, but are binding only on the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

22.    Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

23.    Insurance

Fund Services shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by it under this Agreement. Upon the Trust’s reasonable request, Fund Services shall furnish to the Trust a summary of the applicable insurance coverage.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

TRIMTABS ETF TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Jeffrey Lazar	By: /s/ Anita M. Zagrodnik
Name: Jeffrey Lazar	Name: Anita M. Zagrodnik
Title: Chief Compliance Officer, Anti-Money Laundering Officer, and Principal Financial Officer	Title: Senior Vice President

Exhibit A to the Transfer Agent Servicing Agreement

Fund Names

Separate Series of TrimTabs ETF Trust

Name of Series
TrimTabs All Cap U.S. Free-Cash-Flow ETF TrimTabs All Cap International Free-Cash-Flow ETF

Exhibit B (fees) to the Transfer Agent Servicing Agreement – TrimTabs ETF Trust

Base Fee for Accounting, Administration, Transfer Agent & Account Services at September, 2016

The following reflects the greater of the basis point fee or annual minimum for funds listed on Exhibit A.1

Administration, Accounting, TA	Basis Points on AUM				Annual Minimum per Fund[2]
	First $___	Next $___	Next $___	Balance	Funds 1-5	Funds 6-10	Fund 9 and above
	6	5	4	3	$___	$___	$___

Year 1 Step3 in Fees per Fund for Administration/Accounting/Transfer Agent annual minimum

Q1 Year 1	25% of annual minimum	Q2 Year 1	50% of annual minimum	Q3 Year 1	150% of annual minimum	Q4 Year 1	175% of annual minimum
Month 1	$___	Month 4	$___	Month 7	$___	Month 10	$___
Month 2	$___	Month 5	$___	Month 8	$___	Month 11	$___
Month 3	$___	Month 6	$___	Month 9	$___	Month 12	$___

See the following pages for Services and Associated Fees in addition to the Base Fee

See the following pages for OPTIONAL Supplemental Services and Associated Fees

1 Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on percent on AUM.

2 Subject to annual CPI increase - All Urban Consumers - U.S. City Average. Fees are calculated pro rata and billed monthly.

3 Step in Fees do not include custody annual minimums, Quasar annual minimums, global custody fees or any out of pocket expenses such as daily pricing, corporate actions, CCO, domestic and global custody transaction charges, FINRA review charges via Quasar etc.

Exhibit B (continued) to the Transfer Agent Servicing Agreement

Accounting, Administration, Transfer Agent & Account Services in addition to the Base Fee4

Pricing Services

For daily pricing of each securities (estimated 252 pricing days annually)
•$___ - Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards
•$___- Domestic Corporates, Convertibles, Governments, Agencies, Currency Rates, Mortgage Backed
•$___ - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
•$___ - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
•$___ - Bank Loans
•$___ - Swaptions
•$___- Credit Default Swaps
•$___ per Month Manual Security Pricing (>25 per day)

NOTE: Prices are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services

Fee for IDC data used to monitor corporate actions

•$___per Foreign Equity Security per Month
•$___ per Domestic Equity Security per Month
•$___ per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)

•$___ per security per month

Chief Compliance Officer Support Fee

•CCO support annual fee $___ per trust per USBFS services selected (administration, accounting, transfer agent, distributor, custodian)

Chief Compliance Officer Support Fee includes the following services:

•Access to all USBFS business line materials via the CCO Portal including business line Critical Procedures, Compliance Controls, Testing of Controls, Annual USBFS CCO Review, SSAE 16 audits of business lines

•Assist the Fund CCO with quarterly 38a-1 certifications including a review of any changes to critical policies, procedures and controls and compliance events as required under Rule 38a-1 of the Investment Company Act
•Testing of procedures and controls across all business lines with access to business line managers and subject matter experts
•Quarterly CCO teleconferences and “Focus Calls” specific to current topics such as cybersecurity
•CCO forums held periodically throughout the year in major cities
•Annual client conference which includes CCO roundtable discussions
•SEC exam support
•Other items, including sharing of industry best practices across many areas

NOTE: the CCO Support team does NOT serve as the Fund CCO.

1 Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on percent on AUM.

2 Subject to annual CPI increase - All Urban Consumers - U.S. City Average. Fees are calculated pro rata and billed monthly.

3 Step in Fees do not include custody annual minimums, Quasar annual minimums, global custody fees or any out of pocket expenses such as daily pricing, corporate actions, CCO, domestic and global custody transaction charges, FINRA review charges via Quasar etc.

4 Subject to annual CPI increase - All Urban Consumers - U.S. City Average. Fees are calculated pro rata and billed monthly.

Exhibit B (continued) to the Transfer Agent Servicing Agreement

OPTIONAL Supplemental Services for Fund Accounting, Fund Administration & Portfolio Compliance (provided by USBFS upon client request)

Section 15(c) Reporting

Add the following for fund administration services and data charges necessary to compile SEC required “peer reporting” information. $___ per fund per report

Ongoing Annual Legal Administration Services
Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements: (Final Fee(s) subject to USBFS legal team review and approval)
$___ first fund
$___ each additional fund

Outbound Calling & Marketing Campaigns

Cost based on project requirements

Miscellaneous Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data providers costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor and sub-advisor facilities.

Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly